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Exhibit 10.7

                                                      Comerica Bank - California
                                                            55 Almaden Boulevard
                                                      San Jose, California 95113
                                                                  (408) 294-8940

             MODIFICATION TO THE REVOLVING LOAN & SECURITY AGREEMENT


     This first Modification to a Revolving Loan & Security Agreement (this "Modification") is entered into by and between SBE, INC. ("Borrowers") and Comerica Bank-California ("Bank") as of this 17th day of January, 1996, at San Jose, California.

                                    RECITALS

     A. Bank and Borrower have previously entered into or are concurrently herewith entering into a Revolving Loan & Security Agreement (Accounts & Inventory) (the "Agreement") dated May 23, 1995.

     B. Borrower has requested, and Bank has agreed, to modify the Agreement as set forth below.

                                    AGREEMENT

     For good and valuable consideration, the parties agree as set forth below:

SECTION 1.5 "Borrowing Base" as used in this Agreement means the sum of: (1) SEVENTY percent (70.00%) of the net amount of Eligible Accounts after deducting therefrom all payments, adjustments and credits applicable thereto ("Accounts Receivable Borrowing Base"); and (2) the amount, if any, of the advances against inventory agreed to be made pursuant to any Inventory Rider ("Inventory Borrowing Base"), or other rider, amendment or modification to this Agreement, that may now or hereafter be entered into by Bank and Borrower.

SECTION 1.12 "Eligible Accounts" as used in this Agreement means and includes those accounts of Borrower which are due and payable within THIRTY (30) days, or less, from the date of invoice, have been validly assigned to Bank and strictly comply with all of Borrower's warranties and representations, to Bank; but Eligible Account shall not include the following: (a) accounts with respect to which the account debtor is an officer, employee, partner, joint venturer or agent of Borrower; (b) accounts with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional; (c) accounts with respect to which the account debtor is not a resident of the United States; (d) accounts with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States; (e) accounts with respect to which the account debtor is any State of the United States or any city, county, town, municipality or division thereof; (f) accounts with respect to which the account debtor is a subsidiary of, related to, affiliated or has

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common shareholders, officers or directors with Borrower; (g) accounts with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (h) accounts not paid by an account debtor within ninety (90) days from the date of invoice;
(i) accounts with respect to which account debtors dispute liability or make any claim, or have any defense, crossclaim, counterclaim, or offset; (j) accounts with respect to which any Insolvency Proceeding is filed by or against the account debtor, or if an account debtor becomes insolvent, falls or goes out of business; and (k) accounts owed by any single account debtor which exceed twenty percent (20%) of all of the Eligible Accounts; and (l) accounts with a particular account debtor on which over twenty-five percent (25%) of the aggregate amount owing is greater than ninety (90) days from the date of the invoice. CONCENTRATION ALLOWANCE OF 30% FOR SIEMENS, AOL, AND TANDEM COMPUTERS. ALLOW 50% ADVANCE RATE ON ELIGIBLE FOREIGN RECEIVABLES FROM NTT (JAPAN) AND SIEMENS (GERMANY) UP TO $500,000.00 COMBINED TOTAL.

SECTION 2.2 Except as hereinbelow provided, the Credit shall bear interest, on the Daily Balance owing, at a rate of ONE PERCENT (1.00%) percentage points per annum above the Base Rate ("the Rate"). The Credit shall bear interest, from and after the occurrence of an Event of Default and without constituting a waiver of any such Event of Default, on the Daily Balance owing, at a rate three
(3) percentage points per annum above the Rate. All interest chargeable under this Agreement that is based upon a per annum calculation shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed.

SECTION 6.16B Borrower shall deliver to Bank within thirty (30) days after the end of each MONTH a CONSOLIDATED balance sheet and profit and loss statement covering Borrower's operations and deliver to Bank within ninety (90) days after the end of each of Borrower's fiscal years an ANNUAL UNQUALIFIED CPA AUDITED statement of financial condition of the Borrower for each such fiscal year, including but not limited to, a balance sheet and profit and loss statement and any other report requested by Bank relating to the Collateral and the financial condition of Borrower, and a certificate signed by an authorized employee of Borrower to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct, and thoroughly present the financial condition of borrower and that there exists on the date of delivery to Bank no condition or event which constituted a breach or Event of Default under this Agreement. BORROWER TO PROVIDE QUARTERLY 10Q REPORTS WITHIN 45 DAYS OF QUARTER END.

SECTION 6.16C In addition to the financial statements requested above, the Borrower agrees to provide Bank with the following schedules:

     x         Accounts Receivable Agings on a WEEKLY basis.
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     x         Accounts Payable Agings on a MONTHLY basis.
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     x         Summary Distributor Sell-Through Report on a MONTHLY basis.
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     x         Borrowing Base Certificate on a MONTHLY basis
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SECTION 6.17   Borrower shall maintain at all times the following financial ratios and covenants on a consolidated and non-consolidated basis:

     b.   Tangible Effective Net Worth in an amount not less than $7,000,000.00.

     d. A quick ratio of cash plus securities plus Receivables to Current Liabilities of not less than 1.00:1.00.

     e. A ratio of Total Liabilities (less debt subordinated to Bank) to Tangible Effective Net Worth of less than 0.70:1.00.

     g. Net Income after taxes of $0.00 with and allowance for $2,000,000.00 loss on first quarter 1996.

     INCORPORATION BY REFERENCE. The Agreement as modified hereby and the Recitals are incorporated herein by this reference.

     LEGAL EFFECT. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect.

     INTEGRATION. This is an integrated Modification and supercedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.


     IN WITNESS WHEREOF, the parties have agreed as of the date first set for above.

SBE, Inc.                          Comerica Bank - California

/s/ Timothy J. Repp                /s/ Mary Beth Suhr
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Timothy J. Repp, Vice President,   Mary Beth Suhr, Vice President
 Chief Financial Officer


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